As filed with the Securities and Exchange Commission on November 21, 2024

Registration No. 333-207208

Registration No. 333-236279

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 to FORM S-8 REGISTRATION STATEMENT NO. 333-207208

POST-EFFECTIVE AMENDMENT NO. 1 to FORM S-8 REGISTRATION STATEMENT NO. 333-236279

UNDER

THE SECURITIES ACT OF 1933

Performance Food Group Company

(Exact name of registrant as specified in its charter)

Delaware	43-1983182
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12500 West Creek Parkway Richmond, Virginia	23238
(Address of Principal Executive Offices)	(Zip Code)

Performance Food Group Company 2015 Omnibus Incentive Plan

Performance Food Group Company 2024 Omnibus Incentive Plan

(Full title of the plan)

A. Brent King

Executive Vice President, General Counsel and Secretary

Performance Food Group Company

12500 West Creek Parkway

Richmond, Virginia 23238

(Name and address of agent for service)

(804) 484-7700

(Telephone number, including area code, of agent for service)

Copy to:

W. Lake Taylor, Jr.

Lawton B. Way

McGuireWoods LLP

Gateway Plaza

800 East Canal Street

Richmond, Virginia 23219

(804) 775-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

Performance Food Group Company (the “Company”) previously filed Registration Statements on Form S-8 (Registration Nos. 333-207208 and 333-236279, respectively) with the Securities and Exchange Commission (the “Commission”) on September 30, 2015 and February 6, 2020 (the “Prior Registration Statements”) with respect to an aggregate of 8,850,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable under the Performance Food Group Company 2015 Omnibus Incentive Plan, as amended (the “2015 Plan”).

On November 20, 2024 (the “Approval Date”), the Company’s stockholders approved the Performance Food Group Company 2024 Omnibus Incentive Plan (the “Plan”) and, in connection therewith, no further awards will be made under the 2015 Plan. Pursuant to the terms of the Plan, shares of Common Stock available for issuance under the 2015 Plan as of the Approval Date may be used for awards under the Plan (the “Rollover Shares”).

As of the Approval Date, 2,726,217 shares of Common Stock were available under the 2015 Plan. The Company is filing this Post-Effective Amendment No. 1 to Form S-8 (this “Post-Effective Amendment”) pursuant to Item 512(a)(1)(iii) of Regulation S-K and Compliance and Disclosure Interpretation 126.43 to amend the Prior Registration Statements to register the offer of the Rollover Shares under the Plan (as such shares would no longer be issuable under the 2015 Plan). For the avoidance of doubt, the Company is not registering any additional shares of Common Stock pursuant to this Post-Effective Amendment. Contemporaneously with the filing of this Post-Effective Amendment, the Company is filing a Registration Statement on Form S-8 to register 4,200,000 new shares of Common Stock that are available for issuance pursuant to the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with the Commission.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company incorporates by reference the following documents, which the Company previously filed with the Commission (File No. 001-37578) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and which are made part of this Post-Effective Amendment (other than documents or information included in such documents deemed to have been furnished and not filed in accordance with Commission rules):

(i)

the Company’s Annual Report on Form 10-K for the year ended June  29, 2024 (including the portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on October 10, 2024);

(ii)	the Company’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2024, filed with the Commission on November 6, 2024;

(iii)

the Company’s Current Reports on Form 8-K, filed with the Commission on July  1, 2024, July  22, 2024, August  14, 2024, September  4, 2024, September  4, 2024, September  12, 2024, October  8, 2024 and November 20, 2024; and

(iv)

the description of the Company’s common stock, par value $0.01 per share, contained in Exhibit 4.8 to the Company’s Annual Report on Form 10-K for the year ended July 1, 2023, filed with the Commission on August 16, 2023, including any amendment or report filed for the purpose of updating such description.

All documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Post-Effective Amendment and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference herein and to be part hereof from the date such documents are filed (other than documents or information included in such documents deemed to have been furnished and not filed in accordance with Commission rules). Any statement contained herein or in any document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this Post-Effective Amendment, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. DGCL Section 102(b)(7) also allows a corporation to provide in its certificate of incorporation that certain executive officers of the corporation will not be personally liable to the corporation or its stockholders for breach of fiduciary duty as an officer, except where the officer breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, derived an improper personal benefit or in any action by or in the right of the corporation. The Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) provides for this limitation of liability with respect to its directors; however, the Certificate of Incorporation does not provide this limitation of liability with respect to its officers.

Section 145 of the DGCL (“Section 145”) provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

The Company’s amended and restated bylaws (the “Bylaws”) provide that the Company must indemnify and advance expenses to its directors and officers to the full extent authorized by the DGCL.

The indemnification rights set forth above are not exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of the Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, the Company will not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Company’s Board of Directors pursuant to the applicable procedure outlined in the Bylaws.

The Company expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that the Company may make to such directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following are filed as exhibits to this Registration Statement:

Exhibit No.	Description

5.1*	Opinion of McGuireWoods LLP.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of McGuireWoods LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in the signature pages to this Registration Statement).

99.1	Performance Food Group Company 2015 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.8 filed with Amendment No. 4 to the Company’s Registration Statement on Form S-1 (File No. 333-198654) filed with the Commission on August 5, 2015).

99.2	Amendment No. 1 to the Performance Food Group Company 2015 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K/A (File No. 001-37578), filed with the Commission on November 19, 2019).

99.3	Performance Food Group Company 2024 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-37578), filed with the Commission on November 20, 2024).

*	filed herewith

Item 9. Undertakings.

A. The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fees Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on November 21, 2024.

PERFORMANCE FOOD GROUP COMPANY

By:	/s/ A. BRENT KING
	Name:	A. Brent King
	Title:	Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, which is filing a Post-Effective Amendment to a Registration Statement on Form S-8 with the Securities and Exchange Commission, under the provisions of the Securities Act of 1933, hereby constitute and appoint A. Brent King, H. Patrick Hatcher and George L. Holm, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Post-Effective Amendment to a Registration Statement and any or all amendments or supplements to this Post-Effective Amendment to a Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities indicated on November 21, 2024.

Signature	Title

/s/ GEORGE L. HOLM
George L. Holm	Chief Executive Officer, Director and Chairman of the Board of Directors (Principal Executive Officer)

/s/ H. PATRICK HATCHER
H. Patrick Hatcher	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ CHASITY GROSH
Chasity Grosh	Chief Accounting Officer (Principal Accounting Officer)

/s/ BARBARA J. BECK
Barbara J. Beck	Director

/s/ DANIELLE M. BROWN
Danielle M. Brown	Director

/s/ WILLIAM F. DAWSON, JR.
William F. Dawson, Jr.	Director

/s/ MANUEL A. FERNANDEZ
Manuel A. Fernandez	Director

/s/ LAURA FLANAGAN
Laura Flanagan	Director

/s/ MATTHEW C. FLANIGAN
Matthew C. Flanigan	Director

/s/ KIMBERLY S. GRANT
Kimberly S. Grant	Director

/s/ JEFFREY M. OVERLY
Jeffrey M. Overly	Director

/s/ DAVID V. SINGER
David V. Singer	Director

/s/ RANDALL N. SPRATT
Randall N. Spratt	Director

/s/ WARREN M. THOMPSON
Warren M. Thompson	Director